Exhibit 99.2

Company: TRANSENTERIX

Conference Title: Q3 2017 TransEnterix Inc. Earnings Call

Moderator: Mark Klausner

Date: November 9, 2017

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the TransEnterix’s Third Quarter 2017 Financial and Operating Results Conference Call. As a reminder, this conference call is webcast live and recorded.

It is now my pleasure to introduce your host, Mr. Mark Klausner of Westwicke Partners. Please go ahead, sir.

Mark R. Klausner - Westwicke Partners, LLC - Managing Partner

Good afternoon, and thank you for joining us for TransEnterix’s Third Quarter 2017 Conference Call. Joining us on today’s call is TransEnterix’s President and Chief Executive Officer, Todd Pope; and its Executive Vice President and Chief Financial Officer, Joe Slattery.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website.To access the webcast, please visit the Events link in the IR section of our website, transenterix.com.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call are forward-looking statements covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business.

The Company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with TransEnterix business, I encourage you to review the Company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2016, and the Form 10-Q for the quarter ended September 30, 2017, expected to be filed today.

During the call, we will also present certain non-GAAP financial information relating to adjusted net income and adjusted earnings per share. Management believes that non-GAAP financial measures taken in conjunction with U.S. GAAP financial measures provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the Company’s core operating results. Management uses non-GAAP measures to compare our performance relative to forecasts and strategic plans, to benchmark our performance externally against competitors, and for certain compensation decisions. Reconciliations between U.S. GAAP and non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website. With that, it’s my pleasure to turn the call over to TransEnterix’s President and Chief Executive Officer, Todd Pope.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Thank you, Mark, and welcome to our third quarter 2017 conference call. On today’s call, I will start by discussing our recently announced Senhance FDA clearance. I will then turn it over to Joe to provide a financial update. I will then provide an update on our European commercialization efforts, our early progress on our U.S. commercialization, and our product development roadmap. We will then open the line for questions.

On October 13, we announced the FDA clearance of the Senhance Surgical System, a significant milestone for the Company and the broader surgical robotics market, representing the first new entry into abdominal surgical robotics in the United States since the year 2000. Until now, surgeons have been approaching the boundaries of what can be accomplished with currently available laparoscopic technologies. In addition, these same surgeons are continually seeking ways to improve ergonomics in the operating room. Utilizing innovative technology and a novel design, the Senhance addresses both of these unmet needs. The Senhance was cleared for laparoscopic colorectal surgery and laparoscopic gynecologic surgery, which encompasses 23 different procedures. This initial indication gives us immediate access to over 1.5 million annual procedures in the United States, and importantly, these colorectal and gynecologic procedures include use in benign and oncologic treatments within these two specialties. We’re very excited about the opportunity that lies ahead in The United States for the Senhance. We are now turning our attention to successful commercialization. With that, I’d now like to hand it over to Joe for a financial update. Joe?

Joseph P. Slattery - TransEnterix, Inc. - CFO, Principal Accounting Officer and EVP

Thank you, Todd. For the three months ended September 30, 2017, we reported revenue of $183,000, primarily related to the recognition of deferred revenue related to service from previous system sales. Cost of revenue was $921,000, which included overhead and the cost of our field service organization.

R&D expenses in the quarter decreased to approximately $4.9 million as compared to the prior-year period at $7 million, primarily due to the timing of costs related to FDA application activities. Sales and marketing expenses in the quarter increased to $4.5 million from $2.6 million in the prior-year period, primarily due to our commercial efforts in Europe as well as a build-out of our U.S. commercial and infrastructure in anticipation of the Senhance launch.

General and administrative expenses in the quarter increased slightly to approximately $2.9 million from approximately $2.8 million in the prior-year period. Noncash charges related to warrants, amortization of intangible assets and contingent consideration totaled $25.5 million in the quarter. GAAP net loss for the quarter was $38.5 million, or $0.26 per share, compared to a GAAP net loss of $12.3 million, or $0.11 per share, in the prior-year period. Adjusted net loss for the quarter ended September 30, 2017 was $13 million or $0.09 per share compared to adjusted net loss of $11.3 million, or $0.10 cents per share, in the prior-year period, after adjusting for noncash charges related to warrants, amortization of intangible assets and contingent consideration.

Moving on to the balance sheet., we finished the third quarter with cash of approximately $30.9 million, of which $6.4 million was restricted.

Earlier this year, we completed an equity offering that included Series A Warrants that expired ten days after the announcement of the FDA clearance of the Senhance, as well as Series B Warrants with a five-year exercise period. To date, all of the Series A Warrants have been exercised resulting in $24.9 million of proceeds to the Company. We have also received $9.1 million in proceeds from the Series B and other warrants. In total, proceeds received since September 30 relating to the warrant exercises were $28.5 million. Also, in August, we also established a $50 million equity offering program commonly known as an “at-the-market” offering. On October 31, we had concluded this equity offering resulting in net proceeds of $48.5 million.

As a result of these financings, our October 31, 2017 balance of cash and restricted cash totaled $100.7 million and our common shares outstanding as of November 3 is now 199.2 million shares. We have no plans to execute additional equity financings in the near term. We believe that we are sufficiently capitalized through 2018 and beyond and we are extremely well positioned for expanded U.S. commercialization efforts and to continue to invest in other geographies. Todd?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Thank you, Joe. I would now like to provide an update on our EU commercialization. We continue to feel like our pipeline is developing and maturing in line with our guidance of the capital sales cycle in Europe being four to six quarters.

I’m pleased to announce that we close a sale in Taiwan in September. This system is installed at the National Taiwan University Hospital in Taipei, which will serve as a demonstration facility as the system does not currently have regulatory clearance in Taiwan. The regulatory approval process is well underway in the region, and we expect the clearance will occur in 2018. Revenues associated with this sale will be deferred until clinical use of the system commences.

This is now the second sale we have made in Asia and speaks to the high level of interest in the system, even in regions where we do not yet have regulatory approvals. Asia is a substantial market for robotics, not only due to their significant populations, but their eagerness to pursue advanced technology. Japan is already the world’s second largest robotics market behind the United States, and other countries in the region continue to see significant growth in demand for robotics. Naturally, this is an appealing marketplace for TransEnterix, and we will continue to evaluate commercial opportunities in this region.

I’m also pleased to report that we recently received an order for a system in Europe, which we expect to deliver in the fourth quarter, and we are optimistic about the potential of other opportunities that we are tracking.

Now moving on to our U.S. commercial update. With the FDA clearance, we are now focused on driving the commercial adoption of the Senhance in the U.S. As part of our initial launch, we have significantly expanded our commercial team, which now totals 17 sales professionals. As our initial indications cover GYN and colorectal, we are targeting hospitals with a high volume of these procedures, and we feel that the team we have in place will be effective in covering our high priority target accounts. Similar to Europe, we expect the sales cycle to average four to six quarters in the U.S. Having said that, we have had a strong presence at key global conferences, which has raised the visibility of Senhance.

We have also hosted surgeons and executive team members from several U.S. hospitals at our customer sites in Germany and Italy as part of our U.S. market development efforts. On these visits, surgeons have had the opportunity to participate in pre-clinical labs and to observe live surgery while helping the Company hone our U.S. value proposition. As a result, we are optimistic that we will have our first U.S. sale by the end of the year.

The timing of our FDA clearance was excellent, given that two of the largest and most relevant surgical meetings of the year, the American College of Surgery, and the American Association of Gynecologic Laparoscopy take place in October and November. ACS, which took place in San Diego, was very productive for our Company. We were able to debut the Senhance to a large audience of surgeons and hospital administrators. The interest in the system was high, we had a steady stream of attendees at our booth throughout the week, and many signed up for hands-on demonstrations.

On Tuesday evening, Dr. Dietmar Stephan, a general surgeon from Siegen, Germany presented his clinical results and experience with the Senhance. Of note, Dr. Stephan highlighted their technique and the data that has been collected on their use of the Senhance in hernia repair, cholecystectomy, colorectal surgery and foregut surgery. He highlighted an average docking time of eight minutes, which includes their learning curve for all procedures. He also stated their operative times were averaging just 28 minutes for inguinal hernia repair in their last 20 cases. These efficiencies have helped allow his hospital to perform as many as five Senhance procedures in one operative day. This experience supports our belief that Senhance can be used efficiently and widely at busy hospitals for a range of procedures. Dr. Stephan’s presentation is available on the Events & Presentation page in the Investors section of our website, and I would encourage those of you who are interested to watch it.

Next week, the Senhance will also be featured at AAGL’s Global Congress on Minimally Invasive Gynecologic Surgery in Washington, DC. Robotics will be featured prominently, so this is a great opportunity for us to engage with a very focused group of GYN surgeons interested in advancing minimally-invasive gynecology and introduce them to the advanced feature sets and responsible economics that the Senhance provides.

Moving on, I want to touch on our product development and regulatory strategy. Our strategy to expand our indications in the United States continues to be enabled by the procedures done throughout Europe. In 2017, we have completed over 350 procedures in Europe, including 25 “first-ever” procedures for the Senhance System. Among those procedures, we have now collected data on over 100 hernia and cholecystectomy procedures, and we will be submitting this data to the FDA in the coming months. We will continue to leverage our rapidly expanding clinical experience to support additional indications in 2018 and beyond.

In Europe, we expect to start shipping an expanded suite of instruments in the coming weeks, including 3-millimeter instruments, and clip appliers, bringing our total product portfolio to 45 instruments. Looking ahead to 2018, we also expect to launch advanced energy and a suite of articulating instruments in both Europe and the United States. This portfolio expansion will also include the launch of 3-millimeter instruments here in the United States.

Before I turn to Q&A, I’d like to reflect on our current position and the significant progress we have made since our last quarterly call. With the FDA clearance in hand, commercial infrastructure in place, and $100 million cash on the balance sheet, we are incredibly well positioned to capitalize on opportunities in the world’s largest robotics markets. With that, I’d like to open up the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Glenn Novarro with RBC Capital Markets.

Glenn John Novarro - RBC Capital Markets, LLC, Research Division – Analyst

Hey, good afternoon guys, can you hear me okay?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Yeah, we sure can. How are you doing today?

Glenn John Novarro - RBC Capital Markets, LLC, Research Division – Analyst

I’m very good. Couple of questions first. The sale in Taiwan, do you book it when they start using it or do you book it, the sale, once it gets approved in Taiwan?

Joseph P. Slattery - TransEnterix, Inc. - CFO, Principal Accounting Officer and EVP

Hi Glenn, its Joe. We’ll book revenue on that when they start doing clinical cases after we get a clear - regulatory clearance.

Glenn John Novarro - RBC Capital Markets, LLC, Research Division - Analyst

Okay. So that would be sometime in 2018 we should add something like that into the models then for next year.

Joseph P. Slattery - TransEnterix, Inc. - CFO, Principal Accounting Officer and EVP

Yes, we would expect to recognize that revenue next year.

Glenn John Novarro - RBC Capital Markets, LLC, Research Division - Analyst

Okay. And then Todd, did I hear you correctly, did you say you are expecting to sell a robot in the United States by the end of this year?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Yes. As we stated, we’ve taken several accounts that had high interest over the year. They’ve traveled to Europe to be able to kind of begin that process to watch surgery, do preclinical labs and that’s resulted in being able to go a little faster than our typical start, just post-approval. So it’s market development activities that have resulted in a few hospitals that have been accelerated through the process, and we would hope we could close one of those by year’s end.

Glenn John Novarro - RBC Capital Markets, LLC, Research Division - Analyst

Okay. Great. Congratulation there. And then just two more quick ones. The 17 sales professionals that you now have on board, is that going to be the full number for 2018? Or are there plans to continue to expand that sales force?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Yes, that’s a really good number for us. We worked pretty hard over the summer to prepare for the approval. If we did have it, we wanted those folks in the field and trained. So with that, we can cover the majority of the 20 largest MSAs in the country, so we feel really good about that number and are not looking to expand that in the near term. That’s a really ideal number for us to go out to the market with.

Glenn John Novarro - RBC Capital Markets, LLC, Research Division - Analyst

Okay. And then my last question. You’ve got a Center of Excellence down in Orlando, where I think in the U.S. the goal is to bring in surgeons and get them used to Senhance. So if that’s the case, can you maybe talk qualitatively about the traffic flow and the type of feedback you’re getting through that Orlando facility? Thanks.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Sure. I think it’s important for us to be able to have people to come in, hear the story, be able to see the system, get their hands on it, both in a dry lab and in a preclinical setting. We can do that both here in our headquarters in Research Triangle Park, North Carolina, and now we can do it also in Orlando down at Florida Hospital’s facility. So there are two places that are fairly easily to access. I would just say that each week both of those locations are busy throughout the week with both surgeons and hospital executives that are interested in coming down and understanding the platform more. So, we’re off to a good start.

Glenn John Novarro - RBC Capital Markets, LLC, Research Division - Analyst

Okay, great. Thanks for taking my questions.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Thanks, Glenn.

Operator

Thank you. And our next question comes from Rick Wise with Stifel.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Good afternoon, everybody. Congratulations on the European order and the possibility of the U.S. one. Todd, maybe you’ll talk to us a little bit about price and the European order, how - was it a full price sale? And you are optimistic that you could have the first U.S. order again, are these normal full price kinds of offerings at the kind of levels that you have been thinking about?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Yes, Rick, in Europe the order that we referenced will be at the pricing levels that we posted previously over there in Europe. So, in line with those pricing expectations, yes.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

And I know you don’t have the U.S. order, but we should think - you’re feeling good about sort of holding the line on price as you go forward?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Yes, I mean, we’ve been in our early discussions talking about our price coming right in below at $1.5 million. It’s been pretty consistent for us in that area. And that includes instrument trades also. We get - most of our conversations are around per procedure pricing. As we’ve talked about many times, hospitals buy capital, certainly mini robots have been purchased throughout the United States and the world. That’s something that happens quite frequently every quarter as we all see. The questions that we get involved with more are per procedure pricing--can we try to get similar pricing as laparoscopic surgery or just a slight premium. And that’s where most of the reimbursement for the procedures that are being done day in and day out falls, and that’s where hospitals feel like they can really proliferate more utilization with robotics. So that’s where more of the questions, and frankly, the excitement in these early days are coming from.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Again, I know it’s early, but has U.S. FDA approval changed or accelerated any of your discussions in Europe for that kind of a positive reaction at all, make us a little more optimistic about the outlook?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Yes, I think any time you have a young company that is beginning to commercialize, two questions you frequently get, in addition to the technology, is do you have regulatory approval in the largest market for robotics in the U.S. and now, we have that, and that’s certainly comforting to those folks. And I think just continuing to see a strong balance sheet is very important. And I think both the FDA approval was met very positively around the world where we are talking to customers and I think after today’s call when they understand cash on hand for the Company, it’s going to continue to accelerate our progress.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

And I hate to ask a question about 2018, but I want to, so I will. It’s early, I get that, but you’re obviously more clearly starting to have visible success in Europe. You got the 17 reps. Talk about ‘18, just sort of qualitatively at least a little bit, how much coverage of the U.S. market do the 17 reps give you? And both - specifically in Europe and separately for the U.S., what kind of - you are an experienced sales manager, leader, what kind of first year productivity would you expect from your reps? Your European guys all have that 4 to 6 quarters of experience you talk about. What are you going to expect and what should we expect from your U.S. team as well, some of whom have been on the ground for 6 months or so now?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

A few of them will be, and certainly some of these significant early interest accounts that are moving a little closer as we alluded to, potentially closing one by year’s end, have been with reps that have been out there a little bit longer and been able to do some market development with some early interested accounts. I think when it comes to capital equipment, I don’t think the expectation is very different than the EU. I think typically if you talk to folks, 4 to 6 quarters sales cycle is typical. I would say for us, we’ve seen significant early interest. As we know, it’s the first robotic platform for abdominal soft tissue robotics in 17 years. So, that interest is super high right now. Might that accelerate a few of those deals past the classic sales cycle? Yes, it could happen in 2018. But I would say the majority of our folks are really just finalizing training post-approval. They are just getting out there right now. It’s a wide funnel right now, but I think as the calls go through in 2018, we’ll get a lot better idea of how kind of sales are matriculating through the funnel. But we couldn’t be any more pleased with the early feedback we’re getting, not only the numbers of hospitals that are interested, but we have a lot of administrators that are very interested too, robotics is a pretty important top line to many hospitals.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

All right. And just one last one from me. Congratulations on the cash, that’s certainly more cash than I expected. And you had said before that you thought - I think in the last public call you had said you thought you’re good through the end of ‘18. Now, Joe, you’re adding the comment and beyond. With that extra cash, is this just backup and insurance? Or no, we should imagine you might accelerate the commercial efforts in some way? How are you thinking about that now?

Joseph P. Slattery - TransEnterix, Inc. - CFO, Principal Accounting Officer and EVP

Yes, Rick, what I would say is, we’ve got a strong plan to go after these markets, but it gives us a unique ability to be opportunistic if we, in whatever circumstance, whether that’s expanding the team, making an investment with a customer to do something more dramatic and get more deep into our market. So I think we just have - we have a lot of opportunity to accelerate the commercial efforts once we see the traction.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Thank you very much.

Operator

Thank you. And our next question comes from Lawrence Keusch with Raymond James.

John Hsu

Good afternoon, this is John, in for Larry.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Hi John, how are you doing?

John Hsu

Doing well, thank you. Congratulations on the order in Europe, and the potential sell in the U.S. as well. If we could start off with just, in terms of utilization, I know you talked about kind of ramping towards 350 procedures from your existing base. Could you give a little bit more color in terms of numbers of surgeons that are using it? And maybe some of the unique procedures that are being used?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Sure. That 350 number is what we’ve done year-to-date. So we think that we will continue to calendarize that out and finish north of 400, obviously, if you do the math. I would say that on average each one of our facilities has probably three different surgeons actively using the system., and that is easily in two to three different specialties depending. And you can imagine our CE Mark, where we’re doing our procedures in Europe, we have general surgery, GYN, thoracic and urology. So the majority of those procedures up to this point have been in general surgery and GYN, and it really covers the scope. On our last call we kind of reeled off the 23 procedures we’re covered for here in the U.S. I won’t put you through that list again, but a majority of those procedures have been accomplished and we’re starting to get some upper G.I. volumes going too and bariatric-type procedures. So, in addition to any reflux or GERD surgery. So we really feel confident with the breadth of surgeries that are being performed. We have four different countries, multiple specialties and accounts using day in and day out over there. And I think that’s really going to help build up our clinical data. So as we pursue our expanded indication strategy here in the U.S. we’re going to have a nice stream of human clinical data going into 2018.

John Hsu

Okay. Great. That’s really helpful. And then in terms of the next catalyst on the instrumentation side, it is our sense that advance energy vessel sealing is really kind of maybe the most important features of the next ones coming. So, what’s that regulatory pathway for that? And maybe in Europe as well as in the U.S. do you expect clinical data? And then also just again on the Senhance itself in the U.S., when would you expect to get clearance for a fourth arm?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Yes, for advanced energy, we’ve said in our call that 2018 is when we look to launch that both in Europe and in the U.S. And those are fairly straightforward CE Mark and FDA 510(k) filings. And they typically do not require human data. Those are products that have lots of predicates out in the market and that’s fairly straightforward. And as we go through 2018, we are going to have an expanded indication strategy that will include a myriad of different things, instruments, procedures and fourth arm very well may be categorized in our priorities in 2018. We’re going to take a look. One experience set that I’ll give you is, the majority of our cases in Europe where people have four arms, they are utilizing three. So we’ll definitely pursue our indication strategy in 2018 based on pull and feedback from the market, but we feel great where we are today.

John Hsu

Great. And then as a follow-up to that, just maybe could you talk a little bit about the vessel sealer that you’re working with in terms of feature set and maybe how it’s differentiated from Intuitive.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

No, we will not really go into that right now. I just don’t think it’s wise to start talking about specificity before regulatory approval. But we’ll certainly give you a lot of color on that as we get closer to approval.

John Hsu

Okay. Fair enough. And then last one from me, you also talked about, on the last call, setting up a registry in Europe. So, any update on timing there? And then maybe a procedure focus, if any?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Certainly, we think we will have that up and going in the coming months. We have most of the structure in place for that. And I think it’s going to be able to cast a fairly wide net. We’re not going to be limiting that to any particular specialty or procedure set. We’re going to take a look at the broad usage that we have across our broad CE Mark. And we’re going to start gathering data across all of those specialties. I think it’s going to be helpful because we have a podium strategy, we have a publication strategy. And that’s suited us very well so far this year and that data will continue to feed into it.

John Hsu

Great. That’s all from me, thank you.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Thank you, John.

Operator

Thank you. And our next question comes from Jeffrey Cohen with Ladenburg.

Jeffrey Scott Cohen - Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research

Hi Todd and Joe, thanks for taking the questions. I was wondering if you could discuss a little bit about the capital as well as the consumable sets, and where they’re going to be assembled, final assembly, some of the systems builds and some of the builds on the refurbishable units. Second, it would be occurring in Italy or North Carolina? What kind of set up there do you have? And what kind of volumes can you handle now, and in the future?

Joseph P. Slattery - TransEnterix, Inc. - CFO, Principal Accounting Officer and EVP

Jeff, its Joe. For the initial launch in the U.S., we’ll continue to leverage the existing supply network with the robots primarily - most of the robot parts coming out of Italy. The instruments come from a variety of vendors, most of them are in Europe. And so, on the initial launch, we’ll get all that product here in the U.S. for delivery into the customer sites. Over time, we’ll evaluate what type of the remanufacturing here we do or late-stage assembly. But we do have a very strong partner in Italy that can handle the volume that we expect to need to deliver over the next couple of years. So we’re comfortable with the supply chain that we have.

Jeffrey Scott Cohen - Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research

Okay. Got it. And could you give us a little additional color on U.S., and some of the hospital decision making in their capital budgets. I’m assuming that a fair amount of them are on fiscal basis, and if someone tells you this month or next month, they’d like a unit, does that mean the money gets allocated, but the actual purchase would be in ‘18, and the same thing of ‘18 into ‘19. How should we think about how these deals hit and when we may see a press release that may not be correlated exactly with that quarter’s gross revenues, could you talk about that a little bit?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Yes. Well, I’ll certainly say that hospitals’ fiscal cycles, sometimes they follow the calendar year, other times not. Typically, hospitals when they get excited about a system like ours, and the interest is very high, they’ve already been thinking about it. We’ve just not been able to go out there and talk to them or pre-promote prior to approval. So now, we’re just going out there and engaging that high interest level. We’ve been able to talk to them about features and benefits, people have been able to hear surgeons from Europe at all the major shows talk about their clinical data and their experience. So people have been thinking about it, but when they actually make a decision that they want to acquire Senhance, oftentimes that is a budget number that has to be put in their next fiscal budget. And depending on when you’re talking to them, that might be coming up in the coming months or quarter after that, it might be longer. And then sometimes, we get a deal with hospitals that they had put aside a capital budget allocation whether it’s for robotics or something else. They don’t have to wait till the next fiscal cycle. So, I would say, Jeff, if you’ve seen one of these deals, you’ve seen one, they all are fairly unique. But I think the thing I would reiterate is, robotics continues to grow at a great clip. I think the market is excited about having choice here in the U.S., and I think we’ll keep you posted as concurrent calls happen of how our pipeline starts to shape up here in the U.S.

Jeffrey Scott Cohen - Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research

Got it. But I guess for the U.S., it’s possible you may have some sales and or sale numbers, but you may also be carrying a backlog number?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Well, maybe, and depending on how our pipeline matures, if we will discuss that or not, but right now, we’re just focusing on getting out, getting in front of this demand that we have, and making sure we can sit down in front of folks, and then quickly get them in front of the system as quickly and efficiently as we can. But as the calls go through 2018, our folks will be developing pipelines, we’ll give you more color on that.

Jeffrey Scott Cohen - Ladenburg Thalmann & Co. Inc., Research Division - MD of Equity Research

Great, thanks very much.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Thank you.

Operator

Thank you. And our next question is a follow-up from Glenn Novarro, RBC Capital Markets.

Glenn John Novarro - RBC Capital Markets, LLC, Research Division - Analyst

Great, hey, thanks for taking the question. I just had a follow-up on the new approvals for next year. Todd, did you say hernia and choley, and if so, when do you think you’d expect FDA approval next year? And then can you remind us the number of cases done for these indications in the United States? Thanks.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Sure. We are planning on filing both hernia and cholecystectomy data in the coming months. And we would expect, I would just say as, by way of comparison, our Senhance process was mid-April to mid-October, so six months. So we would expect it to be in line or potentially a little shorter than that for expansion indications. As far as number of those procedures, those are two of the larger procedures done. You combine them together, hernia and gallbladder, and you’re up over two million procedures in the United States. And I’ll remind you that our initial indication was right at 1.5 million for colorectal and GYN. So, we feel like we’re going to be in the wide sweet spot in ‘18. A great number of procedures that are really going to be interested in a robotic system that gives them some differentiated features and some per procedure economics that they can actually rationalize using these robots, the Senhance. So we’re excited about it. We purposely have chosen those. We think those are going to be very beneficial for us.

Glenn John Novarro - RBC Capital Markets, LLC, Research Division - Analyst

Okay, great. Thanks for taking my questions.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Thank you.

Operator

Thank you. And our next question is a follow-up from Rick Wise with Stifel.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Todd, just a couple of follow ups here. Just to follow up on Glenn’s question about the data and everything. I think you said 100 cases each for hernia and choley, is that a lot, will it take a long time to pull that together? And you think FDA is going to accept European or they want U.S. data? Just how do we think about that nuance.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Yes, to clarify that, 100 on hernia and choley were combined data, not individual. And I don’t think the FDA typically has any problem except in European data, certainly what we turned in with our first submission that we got approval on October 13. So we feel really good about--we just feel good that we’ve got systems placed in multiple countries doing surgery every day across multiple specialties. I think it gives us a real rich clinical experience that we can gather and pull data from and continue to go into 2018 on our expanded indication strategy.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

And post-American College of Surgeons, post-the ASC meeting, is there any way you could quantify for us, Todd, any metric you could share with us, that would give us a feeling for the kind of early interest in them, and obviously you’re saying it qualitatively, but is there anything you could say about our post-ACS demo pipeline schedule or some metric, some indicator that could point to the post-meeting sort of reaction and response?

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Yes, certainly, I would say that as we’ve headed throughout the summer, there’s been a lot of interest in Senhance for sure. As we talked about, some folks who have actually made the commitment to go over to Europe to actually investigate it and see it for themselves. But until that approval came, I think everyone still was cautiously optimistic. Post-the approval in mid-October and then going to the American College of Surgery, such a large meeting, I know you’re out there Glenn - Rick, and you got to see a little bit of that. I’d tell you, it was an exponential level of increase of people that actually wanted to get on a plane and go somewhere and be able to sit down and see the system. They are able to get a taste of it at the American College of Surgery, but not really be able to spend half a day or a day on it in a dry lab, in a wet lab. So, I would say that even though we have facilities here at our headquarters, at Research Triangle Park, and certainly have a capability of doing that down at Florida Hospital in Orlando, we’re keeping those centers busy, pretty much daily, since the ACS. And I think, we’re very fortunate to have AAGL just next week, that meeting is in Washington, DC. It’s a drive from our headquarters here in RTP. And I think, we’re already getting some requests from people that are going to be at that meeting from different parts of the United States, they want to extended their trip on the East Coast and get down to see us here. So, I would say that a robust pipeline, albeit, early.

Frederick Allen Wise - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Senior Equity Research Analyst

Thanks so much, Todd.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Thank you.

Operator

Ladies and gentlemen, that concludes our question-and-answer session for today. I’ll now turn the call back to Mr. Pope for any closing remarks.

Todd M. Pope - TransEnterix, Inc. - CEO, President and Director

Thank you very much operator, and I want to thank all of you again for joining us today. And we look forward to updating you on our next quarterly call. Good evening.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. And you may all disconnect. Everyone, have a wonderful day.